Exhibit 99.1

NEWS BULLETIN	FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success	FOR IMMEDIATE RELEASE

FARO Reports First Quarter 2016 Financial Results

LAKE MARY, FL, May 3, 2016 – FARO Technologies, Inc. (NASDAQ: FARO) today announced its financial results for the first quarter ended March 31, 2016.

Sales for the quarter ended March 31, 2016 were $75.7 million, up 8.3% compared with $69.9 million in the first quarter last year. Excluding approximately $0.9 million of unfavorable foreign exchange impacts, first quarter sales would have increased approximately 10% as compared with the first quarter of 2015. The Company’s sales growth was driven primarily by higher metrology sales within the Americas and Asia-Pacific regions.

Gross margin for the quarter was 56.3% compared with 56.6% in the prior year period with product and service margins remaining relatively consistent with the prior year period.

Operating income for the quarter was $4.3 million compared with $1.9 million in the prior year period, reflecting increased sales volume partially offset by a modest increase in operating expenses.

Net income and EPS for the quarter was $3.1 million and $0.19, respectively, compared with $0.7 million and $0.04, respectively, in the prior year period.

“The FARO team delivered a strong first quarter, while overcoming economic pressures in certain regions around the globe,” stated Dr. Simon Raab, President and Chief Executive Officer. “As announced previously, we are in the process of re-aligning our organization to better serve our customers. I was pleased with the focus and dedication of our employees to drive growth in the quarter, and at the same time take key steps forward with our reorganization initiatives. We remain committed to increasing our products’ customer focus and improving our global efficiency in order to retain and enhance our market leadership position.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s long-term growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as ”is,” “are,” “expects,” “continues,” “may,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations of foreign exchange rates; and

•	Other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

FARO’s global headquarters are located in Lake Mary, Florida. The Company also has a new technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser TrackerTM and FARO Cobalt Array 3D Imager product lines. The Company’s European regional headquarters is located in Stuttgart, Germany and its Asia Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Vietnam, Thailand, South Korea, and Japan.

More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2016	March 28, 2015
SALES
Product	$59,312	$55,044
Service	16,436	14,895

Total sales	75,748	69,939

COST OF SALES
Product	24,008	22,177
Service	9,067	8,151

Total cost of sales (exclusive of depreciation and amortization, shown separately below)	33,075	30,328

GROSS PROFIT	42,673	39,611
OPERATING EXPENSES
Selling and marketing	17,625	19,105
General and administrative	10,541	9,801
Depreciation and amortization	3,086	2,493
Research and development	7,091	6,356

Total operating expenses	38,343	37,755

INCOME FROM OPERATIONS	4,330	1,856

OTHER (INCOME) EXPENSE
Interest income	(44)	(19)
Other expense, net	751	1,307

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	3,623	568
INCOME TAX EXPENSE (BENEFIT)	543	(96)

NET INCOME	$3,080	$664

NET INCOME PER SHARE - BASIC	$0.19	$0.04

NET INCOME PER SHARE - DILUTED	$0.19	$0.04

Weighted average shares - Basic	16,609,084	17,335,464

Weighted average shares - Diluted	16,638,458	17,511,821

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
	2016	December 31,
(in thousands, except share data)	(unaudited)	2015
ASSETS
Current assets:
Cash and cash equivalents	$120,278	$107,356
Short-term investments	42,952	42,994
Accounts receivable, net	60,122	69,918
Inventories, net	48,614	45,571
Deferred income taxes, net	7,754	7,792
Prepaid expenses and other current assets	19,573	18,527

Total current assets	299,293	292,158

Property and equipment:
Machinery and equipment	55,982	54,124
Furniture and fixtures	6,188	5,945
Leasehold improvements	19,182	18,471

Property and equipment, at cost	81,352	78,540
Less: accumulated depreciation and amortization	(45,714)	(42,594)

Property and equipment, net	35,638	35,946

Goodwill	27,365	26,371
Intangible assets, net	16,030	15,985
Service and sales demonstration inventory, net	34,849	33,709
Deferred income taxes, net	4,124	4,050
Other long-term assets	955	967

Total assets	$418,254	$409,186

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,171	$11,345
Accrued liabilities	18,845	22,574
Income taxes payable	576	—
Current portion of unearned service revenues	26,471	26,114
Customer deposits	2,368	2,998

Total current liabilities	58,431	63,031
Unearned service revenues - less current portion	16,676	15,025
Deferred income tax liability	887	686
Other long-term liabilities	2,916	2,800

Total liabilities	78,910	81,542

Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,141,098 and 18,077,594 issued; 16,651,622 and 16,588,118 outstanding, respectively	18	18
Additional paid-in capital	208,995	206,996
Retained earnings	175,409	172,329
Accumulated other comprehensive loss	(13,240)	(19,861)
Common stock in treasury, at cost - 1,489,476 shares	(31,838)	(31,838)

Total shareholders’ equity	339,344	327,644

Total liabilities and shareholders’ equity	$418,254	$409,186

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
(in thousands)	March 31, 2016	March 28, 2015
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$3,080	$664
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,086	2,493
Compensation for stock options and restricted stock units	1,482	1,198
Provision for bad debts	310	319
Loss on disposal of assets	64	—
Write-down of inventories	413	1,028
Deferred income tax expense	165	2,272
Income tax benefit from exercise of stock options	(65)	(292)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	11,109	18,405
Inventories	(1,585)	(14,221)
Prepaid expenses and other current assets	(717)	(1,562)
(Decrease) increase in:
Accounts payable and accrued liabilities	(5,305)	(9,550)
Income taxes payable	641	263
Customer deposits	(635)	(457)
Unearned service revenues	1,077	211

Net cash provided by operating activities	13,120	771

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,057)	(2,436)
Payments for intangible assets	(322)	(133)
Purchase of business acquired	—	(12,011)

Net cash used in investing activities	(2,379)	(14,580)

FINANCING ACTIVITIES:
Payments on capital leases	(2)	(2)
Income tax benefit from exercise of stock options	65	292
Proceeds from issuance of stock, net	452	2,019

Net cash provided by financing activities	515	2,309

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,666	(1,723)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,922	(13,223)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	107,356	109,289

CASH AND CASH EQUIVALENTS, END OF PERIOD	$120,278	$96,066

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended
(in thousands)	March 31, 2016	March 28, 2015
Net income	$3,080	$664
Currency translation adjustments, net of tax	6,621	(6,778)

Comprehensive income (loss)	$9,701	$(6,114)